EXHIBIT 1.2A

Amendment No. 1 to
At Market Issuance Sales Agreement
December 31, 2011
MLV & Co. LLC (formerly McNicoll, Lewis & Vlak LLC)
1251 Avenue of the Americas, 41st Floor
New York, NY 10020

Ladies and Gentlemen:

Reference is made to the At Market Issuance Sales Agreement dated February 4, 2011, including the Schedules thereto (the “Agreement”), between McNicoll, Lewis & Vlak LLC (n/k/a MLV & Co. LLC) and XOMA Ltd. (the “Company”).   Effective as of December 31, 2011, the Company is changing its jurisdiction of organization from Bermuda to Delaware and changing its name from XOMA Ltd. to XOMA Corporation.  In connection therewith, each common share of XOMA Ltd. will be converted automatically into one share of common stock of XOMA Corporation.  In order to give effect to the foregoing and make certain other changes, the parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1. All references to “XOMA Ltd.” are deleted and replaced with “XOMA Corporation.”

2. All references to “Bermuda” are deleted and replaced with “Delaware,” and all references to “Bermuda company” are deleted and replaced with “Delaware corporation.”

3. All references to “Common Shares” are deleted and replaced with “Common Stock” or “shares of Common Stock,” as applicable.

4. All references to “McNicoll, Lewis & Vlak LLC” are deleted and replaced with “MLV & Co. LLC.”

5. Section 1 is amended by deleting the phrase “common shares” in the definition of “Common Shares” and replacing it with “common stock.”

6. Section 6(f) is amended by deleting the word “continued” and replacing it with “incorporated.”

7. Section 6(j) is amended by deleting the phrase “share capital” and replacing it with “capital stock.”

8. Section 6(m) is amended by deleting the phrase “or by the Bermuda Monetary Authority.”

9. Section 7(n) is amended by deleting clause (A) thereof and replacing it with “(A) [Reserved].”

10. Section 9(f) is amended by deleting the phrase “and Bermuda Company Counsel.”

11. Section 13 is amended by deleting the words “420 Lexington Ave., Suite 628, New York, NY 10170” and replacing them with “1251 Avenue of the Americas, 41st Floor, New York, NY 10020” and deleting the words “DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, Attention: Daniel I. Goldberg, Facsimile: 212-884-8466” and replacing them with “Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, Attention: Daniel I. Goldberg, Facsimile: (212) 521-5450.”

12. Schedule 1 is amended by deleting the phrase “common shares” and replacing it with “shares of common stock” and by adding the words “as amended on December 31, 2011” immediately after “February 4, 2011.”

13. The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(m) is amended to add “as amended on December 31, 2011” after “February 4, 2011.”

Except as expressly set forth herein, the Agreement remains in full force and effect.  All of the amendments set forth herein shall be deemed to have been made simultaneously.  This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.  This amendment may be executed in counterparts, and delivery thereof may be made by facsimile or electronic transmission.

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,
XOMA Corporation
By: /s/ Fred Kurland
Name: Fred Kurland
Title: Vice President, Finance and Chief Financial Officer
ACCEPTED as of the date first above written:
MLV & Co. LLC (formerly McNicoll, Lewis & Vlak LLC)
By: /s/ Dean Colucci
Name: Dean Colucci
Title: President